SECURITIES AND EXCHANGE COMMISSION
		Washington, D.C.  20549

			FORM 8-K

			CURRENT REPORT

		Pursuant to Section 13 or 15(d) of the
		Securities Exchange Act of 1934

		Date of Report (Date of earliest event reported):
		April 10, 2003  (April 9, 2003)


		FOX ENTERTAINMENT GROUP, INC.
	(Exact name of registrant as specified in its charter)



	Delaware		1-14595			95-4066193
   (State or other
jurisdiction of incorporation)	(Commission File	(IRS Employer
				Number)			Identification No.)


		1211 Avenue of the Americas
		New York, New York 10036
		(Address of principal executive offices)  (Zip Code)

		Registrant's telephone number, including area code (212) 852-7111

		Not applicable
		(Former name or former address, if changed since last report)


Item 5:	Other Events.

On April 9, 2003, The News Corporation Limited ("TNCL") and Fox Entertainment Group, Inc. ("FEG") announced an agreement whereby TNCL has agreed to purchase 34% of Hughes Electronics ("Hughes") for $6.6 billion in cash and stock. At the closing of the transaction, TNCL's ownership interest in Hughes will be transferred to FEG.

A copy of the press release issued by TNCL and FEG announcing the agreement is attached as Exhibit 99.1 to this Report.

Item 7:			Financial Statements and Exhibits
(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.  The following exhibits are being filed herewith:

	99.1	Press Release


			SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 10, 2003		FOX ENTERTAINMENT GROUP, INC.

				By:   /s/ Lawrence A. Jacobs
				      Lawrence A. Jacobs
				      Secretary





INDEX TO EXHIBITS

99.1	Press Release dated April 9, 2003


Exhibit 99.1



News Corporation

FOX ENTERTAINMENT GROUP
N E W S  R E L E A S E

For Immediate Release 		Media: Andrew Butcher 212-852-7070
		   		Investors: Reed Nolte 212-852-7092
				     Craig Felenstein 212-852-7084


News Corporation Agrees To Acquire 34% Of Hughes Electronics
For $6.6 Billion In Cash And Stock

Buys GM's 19.9% Interest in Hughes And A Further 14.1% From
Other Hughes Shareholders For $14 A Share

Hughes Stake To Be Held By Fox Entertainment Group, Creating
Premier US Content and Distribution Company
______________________

NEW YORK, NY, April 9, 2003: News Corporation (NYSE: NWS, NWS.A), General Motors (NYSE: GM) and Hughes Electronics (NYSE: GMH) today reached a definitive agreement in which News Corp. would acquire GM's 19.9% stake in Hughes and a further 14.1% of Hughes from public shareholders and GM's pension and other benefit plans. At closing, News Corp.'s 34% ownership interest will be transferred to Fox Entertainment Group, Inc. (NYSE: FOX), an 80.6%-owned News Corp. subsidiary, in exchange for a $4.5 billion promissory note and approximately 74.2 million shares in Fox at $27.99 per share, increasing News Corp.'s equity interest in FEG to approximately 82%.

Following completion of the acquisition, which is subject to regulatory approvals, a tax ruling, and GM stockholder approval, News Corp. Chairman and Chief Executive Rupert Murdoch will become Chairman of Hughes, while News Corp.'s former Co-Chief Operating Officer, Chase Carey, will be President and Chief Executive Officer of Hughes. Hughes' Corporate Senior Executive Vice President Eddy Hartenstein will be Vice Chairman and report to Mr. Carey.

The businesses contained in Hughes include leading satellite broadcaster DIRECTV, which has more than 11 million subscribers in the United States; an 81% equity holding in satellite operator PanAmSat; and Hughes Network Systems, the world's leading provider of broadband satellite network solutions.

Presently, the public shareholders as well as GM's pension and other benefit plans own all of General Motors' Class H Common Stock (GMH), representing 80.1% of the economic interest in Hughes Electronics. GM retains 19.9% of the economic interest in Hughes. Under the proposed transaction, a "split-off" will occur in which shareholders exchange GMH tracking stock for shares of Hughes.

News Corp. will simultaneously acquire GM's 19.9% interest for $3.8 billion, or $14 a share. At News Corp.'s election, $768 million of the consideration may be paid to GM in News Corp. preferred limited voting ordinary ADRs (NWS.A). News Corp.
will acquire through a merger an additional 14.1% of Hughes from other shareholders for $14 a share payable, at News Corp.'s election, in cash or News Corp. preferred ADRs. At a value of $22.40 per ADR, News Corp. would issue 34.3 million News Corp. preferred ADRs to GM and 122.2 million News Corp. preferred
ADRs to the public shareholders and the GM pension and other benefit plans.

The number of News Corp. preferred ADRs payable to GM and Hughes shareholders will adjust within a collar range of 20% above or below the News Corp. preferred ADR price of $22.40. The number of Fox shares payable to News Corp.
will not be subject to adjustment based on the Fox or News Corp. share price.

Commenting on the proposed acquisition, Mr. Murdoch said:
"Today we announce a genuinely exciting and transforming deal for News Corp., the Fox Entertainment Group and Hughes
Electronics.  The benefits will be felt almost immediately:
in the competition it will offer cable, the richer services it will provide to American viewers, and the value it will create for the shareholders of Fox, News Corp. and Hughes.

"With Fox taking a significant interest in Hughes, we are forging what we believe will be the premier diversified entertainment company in America today, with leading assets in film, television broadcasting and production, cable programming, and now pay-TV distribution. The alignment of Fox's valuable content assets and DIRECTV's distribution platform will provide significant benefits to consumers and greatly enhance the future businesses of both companies.

"With almost 15 years of expertise gained at our worldwide pay-TV platforms, including the industry-leading BSkyB, we are confident in our ability to grow this asset quickly, rewardingly and in a manner consistent with the competitive spirit that has guided News Corp. for half a century. From day one, we have pledged to make our programming available to all multi-channel distributors on non-discriminatory prices, terms and conditions, and at the same time to open the DIRECTV platform to all competing programmers."

Chase Carey said: "This agreement represents an unprecedented opportunity to elevate what is already the leading brand in multi-channel television to a more profitable and valuable level. We look forward to building on the progress that Hughes' management has made under difficult circumstances over these past three years by focusing on three main areas of the business: costs, customer service and offerings, and future growth opportunities. These are areas where there is clear potential, and in which we have proven skills, to achieve dramatic improvement."

President and Chief Executive Officer of Hughes Jack Shaw said: "This transaction is a win-win situation for Hughes and News Corp. and also for the residential and commercial customers of Hughes. Hughes and its operating companies will be gaining access to world-class management that has participated in the growth of News Corp. as a global media leader. Hughes will be in a much stronger position to achieve profitable growth and maximize cash flow, while enhancing its commitment to excellence to our valued customers."

As part of the acquisition, News Corp. and DIRECTV has agreed to abide by FCC program access regulations, for as long as those regulations are in place and for as long as News Corp. and Fox hold an interest in DIRECTV, as if News Corp. and its subsidiaries were vertically integrated programming vendors. Specifically, News Corp. will continue to make all of its national and regional programming available to all multi-channel distributors on a non-exclusive basis and on non-discriminatory prices, terms and conditions. Neither News Corp. nor DIRECTV will discriminate against unaffiliated programming services with respect to the price, terms or conditions of carriage on the DIRECTV platform.

The transaction is subject to a number of conditions, including approval by a majority of each class of GM shareholders, GM $1-2/3 and GM Class H, voting both separately as distinct classes, and also together as a single class. The proposed transaction is also subject to regulatory clearance under the Hart-Scott-Rodino Act and approval by the Federal Communications Commission. The transaction is also contingent upon the receipt of a favorable ruling from the Internal Revenue Service that the separation of Hughes from GM will qualify as a tax-free spin-off for U.S. Federal Income Tax purposes. The transaction is expected to close by the end of calendar 2003, or at the latest during the first quarter of calendar 2004.

Hughes' 11-member board will consist of Mr. Murdoch, Mr. Carey, News Corp. and Fox Entertainment Group President and Chief Operating Officer Peter Chernin, News Corp. and Fox Entertainment Group Chief Financial Officer David DeVoe, Mr. Hartenstein and six independent directors, including Neil Austrian, former President and COO of the National Football League; James Cornelius, Chairman of Guidant Corp.; Charles Lee, Chairman of Verizon Communications Inc.; Peter Lund, former President and
CEO of CBS; and John Thornton, Co-President of Goldman Sachs.

Today's agreement further stipulates that News Corp. and Fox may not acquire additional Hughes shares for one year after the transaction closes. In addition, News Corp. and Fox cannot exceed 50% ownership unless they gain the approval of a majority of the Hughes' board of directors, tender for 100% of Hughes, or a third party tenders for 25% or more of the shares.

The agreement terminates if the transaction is not consummated within one year. A termination fee of up to $300 million will be payable to News Corp. if the transaction fails to close under certain circumstances. GM is entitled to a $150 million termination fee if the agreement terminates due to a significant decline in the price of News Corp.'s preferred ADRs.

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.
have acted as financial advisers to News Corporation in connection with this transaction.

The News Corporation Limited (NYSE: NWS, NWS.A; ASX: NCP, NCPDP) had total assets as of December 31, 2002 of approximately US$42 billion and total annual revenues of approximately US$16 billion. News Corporation is a diversified international media and entertainment company with operations in seven industry segments: filmed entertainment; television; cable network programming; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, the United Kingdom, Australia, Asia and the Pacific Basin. For more information, please visit www.newscorp.com

Fox Entertainment Group, Inc., 80.6% owned by The News Corporation Limited, is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. Fox had total assets as of December 31, 2002 of approximately US$24 billion and total annual revenues of approximately US$10 billion. The Company's studios, production facilities and film and television library provide high-quality creative content, and the Company's broadcasting and cable networks provide extensive distribution platforms for the Company's programs.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company's filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The company disclaims any obligation to update the forward-looking statements contained herein.

In connection with the proposed transactions, The News
Corporation Limited ("News Corp."), General Motors
Corporation ("GM") and Hughes Electronics Corporation
("Hughes") will file relevant materials with the Securities and Exchange Commission ("SEC"), including one or more registration statement(s) that contain a prospectus and proxy/consent solicitation statement.
Investors and security holders are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors and security holders may obtain these documents free of charge at the SEC's Internet web site at www.sec.gov. The documents may also be obtained free of charge by directing such request to: News America Incorporated, 1211 Avenue of the Americas, 7th Floor, New York, New York 10036,
Attention: Investor Relations. Such documents are not currently available.